UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BSQUARE CORPORATION

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BSQUARE CORPORATION

110 110TH AVENUE NE, SUITE 300, BELLEVUE, WASHINGTON 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON June 11, 2019

TO BSQUARE SHAREHOLDERS:

Notice is hereby given that the 2019 Annual Meeting of Shareholders of BSQUARE Corporation, a Washington corporation (the “Company”), will be held on Tuesday, June 11, 2019 at 10:00 a.m., local time. The meeting will be held at our offices at 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004, for the following purposes:

1.	To elect Davin W. Cushman, Mary Jesse and Robert J. Peters as Class I Directors to serve for the ensuing three years and until their successors are duly elected and qualified;
2.	To conduct an advisory vote on executive compensation;
3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;
4.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and
5.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 9, 2019 as the record date for the determination of shareholders entitled to vote at this meeting. Only shareholders of record at the close of business on April 9, 2019 are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

All shareholders are invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if the shareholder has previously returned a proxy.

By Order of the Board of Directors

Peter J. Biere

Chief Financial Officer, Secretary and Treasurer

Bellevue, Washington

April 29, 2019

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 11, 2019: The proxy statement and annual report to shareholders are available at www.bsquare.com/proxy.

BSQUARE CORPORATION

110 110TH AVENUE NE, SUITE 300, BELLEVUE, WASHINGTON 98004

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General

The enclosed proxy is solicited by the Board of Directors of BSQUARE Corporation, a Washington corporation. The proxy is for use at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, June 11, 2019 at 10:00 a.m. local time, and at any adjournment thereof, for the purposes set forth in the proxy and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at our principal executive offices at 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004. Our telephone number at our principal executive offices is (425) 519-5900. As used in this proxy statement, “we,” “us,” “our” and the “Company” refer to BSQUARE Corporation.

These proxy solicitation materials were first mailed on or about April 29, 2019 to all shareholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

Only shareholders of record at the close of business on April 9, 2019 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. Our only outstanding voting securities are shares of common stock, no par value. As of the record date, 12,823,298 shares of our common stock were issued and outstanding, held by 112 shareholders of record.

Revocability of Proxies

Any proxy may be revoked by the person giving it at any time prior to its use. To do so, the shareholder must either: (i) deliver a written instrument revoking the proxy to our Corporate Secretary, at the address referenced above or (ii) deliver a duly executed proxy bearing a later date (in either case no later than the close of business on June 10, 2019); or (iii) attend the Annual Meeting and vote in person.

Voting and Solicitation

Each holder of common stock is entitled to one vote for each share held.

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers or administrative employees without the payment of any additional consideration. Solicitation of proxies may be made by mail, by telephone, by email, in person or otherwise.

Shareholders of Record and “Street Name” Holders

Where shares are registered directly in the holder’s name, that holder is the shareholder of record with respect to those shares. If shares are held by an intermediary, such as in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered the shareholder of record as to those shares. Those shares are said to be held in “street name” on behalf of the beneficial owner of the shares. Street name holders generally cannot directly vote their shares and must instead instruct the broker or other nominee on how to vote their shares using the voting instruction form provided by that broker or other nominee. Many brokers also offer the option of giving voting instructions over the internet or by telephone. Instructions for giving your vote as a street-name holder are provided on your voting instruction form.

Quorum; Abstentions; Broker Non-Votes

At the Annual Meeting, an inspector of elections will determine the presence of a quorum and tabulate the results of the voting by shareholders. A quorum exists when holders of a majority of the total number of outstanding shares of common stock that are entitled to vote at the Annual Meeting are present at the Annual Meeting in person or by proxy. A quorum is necessary for the transaction of business at the Annual Meeting.

Broker non-votes can occur as to shares held in street name. This is the case when a broker or other nominee submits a proxy for the Annual Meeting but does not vote on a particular proposal because that broker or other nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Under the current rules that govern brokers and other nominee holders of record, if you do not give instructions to your broker or other nominee, they will be able to vote your shares only with respect to proposals for which they have discretionary voting authority.

The election of directors (Proposal No. 1), the advisory vote on the compensation of our named executive officers (Proposal No. 2) and the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers (Proposal No. 3) are proposals for which brokers do not have discretionary voting authority. If you do not instruct your broker how to vote on these proposals, your broker will not vote on them and those non-votes will be counted as broker non-votes. The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm (Proposal No. 4) is considered discretionary and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you, as long as it holds your shares in its name.

Abstentions and broker non-votes are treated as shares present for determining whether there is a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are not counted for determining the number of votes cast, and therefore will not affect the outcome of the vote on any of the proposals in this proxy statement.

Required Votes and Voting

Assuming that a quorum is present at the Annual Meeting, the following votes will be required:

•

With regard to Proposal No. 1, the three nominees for election to the Board of Directors who receive the greatest number of votes cast “for” the election of the directors by the shares present, in person or by proxy, will be elected to the Board of Directors. Shareholders are not entitled to cumulate votes in the election of directors.

•	With regard to Proposals Nos. 2 and 4, approval of each of the proposals requires that the votes cast in favor of the proposal exceed the votes cast against it.
•

With regard to Proposal No. 3, the option of one year, two years, or three years that receives the highest number of votes cast will be the frequency for the advisory vote on executive compensation that is selected by the shareholders.

All shares entitled to vote and represented by properly executed, unrevoked proxies received before the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions given on those proxies. If no instructions are given on a properly executed proxy, the shares represented by that proxy will be voted as follows:

FOR the director nominees named in Proposal No. 1 of this proxy statement;

FOR Proposal No. 2, to approve the compensation of our named executive officers as disclosed in this proxy statement;

FOR “one year” on Proposal No. 3 regarding the proposed frequency of future advisory votes on executive compensation; and

FOR Proposal No. 4, to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm.

If any other matters are properly presented for consideration at the Annual Meeting, which may include, for example, a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters as they deem advisable. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Deadlines for Receipt of Shareholder Proposals

Shareholder proposals may be included in our proxy statement and form of proxy for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. We currently anticipate holding our 2020 annual meeting of shareholders in June 2020, although the Board may decide to schedule the meeting for a different date. For a shareholder proposal to be considered pursuant to Rule 14a-8 for inclusion in our proxy statement and form of proxy for the annual meeting to be held in 2020, we must receive the proposal at our principal executive offices, addressed to our Secretary, no later than December 31, 2019     . Submitting a shareholder proposal does not guarantee that it will be included in our proxy statement and form of proxy.

In addition, a shareholder proposal that is not intended for inclusion in our proxy statement and form of proxy under Rule 14a-8 (including director nominations) shall be considered “timely” within the provisions of our Bylaws and may be brought before the 2020 annual meeting of shareholders provided that we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to our Secretary at our principal executive offices, no later than March 13, 2020. A copy of the full text of our Bylaws may be obtained by writing to our Secretary at our principal executive offices.

We strongly encourage any shareholder interested in submitting a proposal to contact our Secretary in advance of these deadlines to discuss any proposal he or she is considering, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. All notices of shareholder proposals, whether or not intended to be included in our proxy materials, should be in writing and sent to our principal executive offices, located at: BSQUARE Corporation, 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004, Attention: Secretary.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our Articles of Incorporation provide that the Board of Directors has seven seats. The Board of Directors is currently divided into three classes, with each class having a three-year term. A director serves in office until his or her respective successor is duly elected and qualified, unless the director is removed, resigns or, by reason of death or other cause, is unable to serve in the capacity of director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Set forth below is certain information furnished to us by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships among any of our directors or officers.

Nominees for Director

Three Class I directors are to be elected at the Annual Meeting for three-year terms ending in 2022. The Governance and Nominating Committee of the Board of Directors has nominated Davin W. Cushman, Mary Jesse and Robert J. Peters for election as Class I directors. Ms. Jesse has been a director since 2016, and each of Messrs. Cushman and Peters has been a director since 2018. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of Davin W. Cushman, Mary Jesse and Robert J. Peters to the Board of Directors. Each of the nominees has indicated that he or she will serve if elected. We do not anticipate that any of the nominees will be unable or unwilling to stand for election, but if that occurs, all proxies received may be voted by the proxy holders for another person nominated by the Governance and Nominating Committee. As there are three nominees, proxies may be voted for up to three persons.

Vote Required for Election of Directors

If a quorum is present, the nominees for election to the Board of Directors receiving the greatest number of votes cast “for” the election of the directors by the shares present, in person or by proxy, will be elected to the Board of Directors.

Nominees and Continuing Directors

The names and certain information as of the record date about the nominees and each director continuing in office after the Annual Meeting are set forth below.

Name of Director Nominees	Age	Position	Director Since	Term Expires
Davin W. Cushman	45	Director	2018	2019 (Class I)
Mary Jesse	54	Director	2016	2019 (Class I)
Robert J. Peters	41	Director	2018	2019 (Class I)

Name of Continuing Directors	Age	Position	Director Since	Term Expires
Robert J. Chamberlain	64	Director	2015	2020 (Class II)
Andrew S.G. Harries	56	Chairman of the Board	2012	2020 (Class II)
Ralph C. Derrickson	60	Director, President and Chief Executive Officer	2019	2021 (Class III)
Ryan Vardeman	41	Director	2018	2021 (Class III)

Director Nominees

Davin W. Cushman has been a director since November 2018. Since 2010, Mr. Cushman has been the Chief Executive Officer of Ignite Technologies, Inc. and its affiliates, a group of enterprise software and services companies operating under the private ownership of ESW Capital.  Also, since 2010, Mr. Cushman has been the President and sole owner of Cushman Management Company, a boutique strategy consulting firm advising enterprise software companies.  Prior to 2010, Mr. Cushman held operations analyst roles with Capital One Financial Corporation as well as leadership positions with enterprise software company Trilogy and its spin-off, pcOrder.com. Mr. Cushman holds a B.A. in Politics from Princeton University and an M.B.A. from the Kellogg School of Management at Northwestern University. The Board of Directors has concluded that Mr. Cushman should serve as a director because of his 17 years in various roles in the enterprise software industry, the last 9 of which as chief executive officer of companies that provide software and technical consulting services to the types of organizations we serve and strive to serve.

Mary Jesse has been a director since August 2016. Ms. Jesse is a technology executive, strategist, inventor and pioneer in the wireless industry. Since 2003, she has been the managing partner of Hexagon Blue LLC, a technology and business consulting company serving a wide variety of organizations and industries.  From January 2018 to August 2018, Ms. Jesse served as Chief Executive Officer and board member of Heyou Media, a technology-driven content company. From September 2015 to October 2017, she served as Chief Strategy Officer of VRstudios, a global virtual reality company based in Bellevue, Washington. From 2007 to October 2014, she was the founder and Chief Executive Officer of Ivy Corp., an enterprise messaging technology company. Prior to that, she served as the co-founder and Chief Technology Officer of RadioFrame Networks; Vice President of Strategic Technology of McCaw Cellular Communications, Inc.; and Vice President of Technology Development of AT&T Wireless. A licensed professional engineer, Ms. Jesse holds a B.S. in electrical engineering from the University of Utah and an M.S. in electrical engineering from Santa Clara University, in addition to having authored nineteen patents. She currently serves on the Washington Governors University business council in addition to serving as an advisor to multiple technology companies. Ms. Jesse volunteers her time to support STEM education, entrepreneurship and diversity in business and technology. The Board of Directors has concluded that Ms. Jesse should serve as a director because of her extensive technology product development experience and work with a wide range of emerging businesses.

Robert J. Peters has been a director since August 2018 and served as an observer to the Board from June to August 2018. Mr. Peters is a principal and co-founder of Palogic Value Management, L.P., the investment manager of Palogic Value Fund, LP, a Dallas, Texas based investment management company, a position he has held since January 2007.  Mr. Peters routinely analyzes public companies’ business plans, financial statements, and competitive positioning.  Mr. Peters assisted Westrock Capital Partners in the due diligence and recapitalization of First Federal Bancshares of Arkansas in 2011.  Prior to founding Palogic, Mr. Peters was an investment banker with Stephens Inc., based in Little Rock, Arkansas, where he served as an analyst and associate responsible for execution of a variety of corporate finance transactions including sell side mergers and acquisitions, buy side mergers and acquisitions, leveraged buyouts, private equity investments, initial public offerings, and private placements of debt and equity.  Mr. Peters attended Texas Tech University and received an M.S. in Accounting and a B.A. in Business Administration – Accounting. The Board of Directors has concluded that Mr. Peters should serve as a director because of his significant experience in equity capital markets, assessing corporate strategy, and capital allocation and given his affiliation with one of our largest shareholders.

Continuing Directors

Robert J. Chamberlain has been a director since August 2015. Since April 2018, Mr. Chamberlain has been the Chief Financial Officer of ZipWhip, a two-way business texting software company. From August 2014 to April 2016, Mr. Chamberlain served as the Chief Financial Officer of Big Fish Games Incorporated, a leading provider of casual games, which was acquired by Churchill Downs, Inc. in December 2014. From February 2013 to August 2014, Mr. Chamberlain served as the Senior Vice President and Chief Financial Officer of Audience Science Incorporated, a leading provider of enterprise advertising management systems. Prior to that, Mr. Chamberlain was the Chief Financial Officer of other technology companies in the Seattle area including PopCap Games Incorporated (acquired by Electronic Arts, Inc.), WatchGuard Technologies Incorporated, F5 Networks, Onyx Software Corp. (acquired by Consona Corporation) and Photodisc (acquired by Getty Images, Inc.). Earlier in his career, Mr. Chamberlain was an audit partner in the Seattle office of KPMG where he served middle market public and private companies. Mr. Chamberlain has a B.S. in Business Administration-Accounting from California State University Northridge. His career at KPMG and as a Chief Financial Officer gives him the requisite experience to qualify as an “audit committee financial expert” having “financial sophistication” for audit committee purposes. The Board of Directors has concluded that Mr. Chamberlain should serve as a director because he brings to our Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing publicly traded companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He also brings professional service expertise, technology industry experience, and sales and marketing experience at KPMG.

Ralph C. Derrickson has been a director and our President and Chief Executive Officer since March 2019. Prior to that, since July 2018, Mr. Derrickson served as the Managing Director of RCollins Group, a strategic consulting company, and from October 2017 until July 2018, he served as the Senior Vice President of Corporate Development for Avizia, Inc., a telemedicine hardware, software and physician services company, until its acquisition by American Well in July 2018.  From January 2006 until October 2017, Mr. Derrickson served as the President and Chief Executive Officer of Carena, Inc., a virtual care software and physician services company, until its acquisition by Avzia in October 2017. Prior to that, Mr. Derrickson was managing director of venture investments at Vulcan Inc., an investment management firm, was a founding partner of Watershed Capital, an early-stage venture capital firm, and held senior leadership positions at Metricom, Starwave Corporation (acquired by Walt Disney), NeXT Computer (acquired by Apple Computer) and Sun Microsystems. Since 2004, Mr. Derrickson has been a board member of Perficient, Inc., a publicly traded digital transformation consulting company.  Mr. Derrickson is a lecturer at the Michael G. Foster School of Business at the University of Washington and chairs the Executive Advisory Board of the Center for Entrepreneurship and Innovation at the University of Washington and he serves on the Dean's Advisory Board of the Golisano College of Computing & Information Sciences at the Rochester Institute of Technology. Mr. Derrickson also serves on the Board of Trustees of Hyla Middle School on Bainbridge Island, Washington. Mr. Derrickson holds a B.T. in Systems Software Science from the Rochester Institute of Technology. The Board of Directors has concluded that Mr. Derrickson should serve as a director because of his experience as a chief executive officer, and in various other executive roles, which has provided him with broad leadership and executive experience, including operational, strategic planning, corporate development and mergers and acquisitions experience. As our President and Chief Executive Officer, Mr. Derrickson has first-hand knowledge of our business and provides valuable insight with respect to our operations and strategic opportunities.

Andrew S. G. Harries has been a director since November 2012, has served as the Chairman of the Board since July 2013 and served as the Executive Chairman from May 2018 to March 2019. Mr. Harries is a business advisor and corporate director and since 2016 has held the post of Tom Foord Professor of Practice in Entrepreneurship and Innovation at Simon Fraser University’s Beedie School of Business. He is an advisor to Mojio, Inc., an open platform for connected cars, and serves on the advisory council and is a past board chair of Science World British Columbia. Mr. Harries chaired the board of directors of Contractually, an online contract management company, from January 2014 until its acquisition by Coupa Software in December 2015, and co-founded Zeugma Systems Inc. where he served as the President and Chief Executive Officer from 2004 until Tellabs Inc. acquired substantially all of Zeugma in 2010. Mr. Harries was a co-founder of Sierra Wireless (NASDAQ: SWIR), a NASDAQ-listed wireless Internet of Things systems vendor, from 1993 to 2004, and previously served as Sierra’s Senior Vice President of Sales, Marketing and Operations. Prior to co-founding Sierra Wireless, Mr. Harries held a variety of positions at Motorola Inc. He holds three US patents and an M.B.A. from Simon Fraser University. The Board of Directors has concluded that Mr. Harries should serve as a director because of his embedded technology industry expertise and extensive management and sales and marketing experience. He also has experience as a public company board member.

Ryan L. Vardeman has been a director since June 2018. Mr. Vardeman is a principal and co-founder of Palogic Value Management, L.P., a Dallas, Texas based investment management company, a position he has held since January 2007. Mr. Vardeman has extensive corporate strategy, operating, financial and investment experience including capital structure analysis, a focus on small-cap equities, and investing in a broad range of industries with an emphasis on technology and software companies. Mr. Vardeman holds a B.S. in Electrical Engineering and Computer Science from Texas Tech University and an M.B.A. from the Owen Graduate School of Management at Vanderbilt University. The Board of Directors has concluded that Mr. Vardeman should serve as a director because of his extensive financial and operational experience and given his affiliation with one of our largest shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF MS. JESSE AND MESSRS. CUSHMAN AND PETERS TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board of Directors Leadership Structure

The Board of Directors has adopted a structure under which the Chairman of the Board is an independent director. We believe that having a Chairman independent of management provides effective leadership for the Board of Directors and helps ensure critical and independent thinking with respect to our strategy and performance. In addition, the Board believes this governance structure promotes balance between the Board's independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis. Moreover, the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the business while leveraging the experience and perspectives of the Chairman. Our Chief Executive Officer has historically served as a member of and as the sole management representative on the Board of Directors. Mr. Derrickson is a director as well as our President and Chief Executive Officer. We believe it is important to enable our Chief Executive Officer to provide information and insight about us directly to the directors in their deliberations. Further, our Board of Directors believes that separating the Chief Executive Officer and Chairman of the Board roles as well as having the Chairman of the Board role represented by an independent director is the appropriate leadership structure for us at this time and demonstrates our commitment to effective corporate governance.

Our Chairman of the Board is responsible for the effective functioning of our Board of Directors, enhancing its efficacy by guiding Board of Directors processes and presiding at Board of Directors meetings and executive sessions of the independent directors. Our Chairman presides at shareholder meetings and ensures that directors receive appropriate information from our management to fulfill their responsibilities. Our Chairman also acts as a liaison between our Board of Directors and executive management, promoting clear and open communication between management and the Board of Directors.

Board of Directors Role in Risk Oversight

Our Board of Directors has responsibility for the oversight of risk management. Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on us and the steps we take to manage them. While our Board is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on financial, accounting and investment risks and oversees and approves company-wide risk management practices. Our Governance and Nominating Committee focuses on the management of risks associated with Board organization, membership, structure and corporate governance. In addition, our Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and related to succession planning for our executive officers. In February 2018, the responsibilities of the ad hoc Risk Management Committee, which had previously been established as an ad hoc subcommittee of the Audit Committee, were assumed by the Audit Committee.

Board of Directors Independence

The Board of Directors has determined, after consideration of all relevant factors, that each of Messrs. Chamberlain, Cushman, Harries, Peters and Vardeman and Ms. Jesse, together constituting a majority of our Board of Directors, qualifies as an “independent” director as defined under applicable rules of The NASDAQ Stock Market LLC (“NASDAQ”) and that none of such directors has any relationship with us that would interfere with the exercise of their independent business judgment.

Standing Committees and Attendance

The Board of Directors held 11 meetings during 2018. All directors attended more than 75% of the aggregate of the meetings of the Board of Directors and committees thereof, if any, upon which such director served during the period for which he or she was a director or committee member during 2018.

The Board has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Information about these standing committees and committee meetings is set forth below.

Audit Committee

The Audit Committee is currently comprised of Messrs. Chamberlain (Committee Chair) and Harries and Ms. Jesse. The Board of Directors has determined that, after consideration of all relevant factors, each of these directors qualifies as an “independent” director under applicable SEC and NASDAQ rules. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. Further, no member of the Audit Committee has participated in the preparation of our consolidated financial statements, or those of any of our current subsidiaries, at any time during the past three years. The Board of Directors has designated Mr. Chamberlain as an “audit committee financial expert” as defined under applicable SEC rules and has determined that Mr. Chamberlain possesses the requisite “financial sophistication” under applicable NASDAQ rules.

The Audit Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed by the committee on an annual basis, and by the Board of Directors as appropriate. A current copy of the Audit Committee charter is available on our website at www.bsquare.com on the Corporate Governance page under Management and Corporate Governance - Board Committees and Charter Documents.

The Audit Committee is responsible for overseeing our independent auditors, including their selection, retention and compensation, reviewing and approving the scope of audit and other services by our independent auditors, reviewing the accounting policies, judgments and assumptions used in the preparation of our financial statements and reviewing the results of our audits. The Audit Committee is also responsible for reviewing the adequacy and effectiveness of our internal controls and procedures, including risk management, establishing procedures regarding complaints concerning accounting or auditing matters, reviewing and, if appropriate, approving related-party transactions, reviewing compliance with our Code of Business Conduct and Ethics, and reviewing our investment policy and compliance therewith. The Audit Committee held four meetings during 2018.

Compensation Committee

The Compensation Committee currently consists of Messrs. Cushman (Committee Chair), Harries and Vardeman. The Board of Directors has determined that, after consideration of all relevant factors, each of these directors qualifies as an “independent” and “non-employee” director under applicable NASDAQ and SEC rules and qualifies as an “outside director” pursuant to the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee makes recommendations to the Board of Directors regarding our general compensation policies as well as the compensation plans and specific compensation levels for its executive officers. The Compensation Committee held six meetings during 2018.

The Compensation Committee has a number of functions and responsibilities as delineated in its written charter, which is reviewed by the committee on an annual basis, and by the Board of Directors as appropriate.  A current copy of the Compensation Committee charter is available on our website at www.bsquare.com on the Corporate Governance page under Management and Corporate Governance - Board Committees and Charter Documents.

One of the primary responsibilities of the Compensation Committee is to oversee, and make recommendations to the Board of Directors for its approval of, the compensation programs and performance of our executive officers, which includes the following activities:

•	Establishing the objectives and philosophy of the executive compensation programs;
•	Designing and implementing the compensation programs;
•	Evaluating the performance of executives relative to their attainment of goals under the programs and reporting to the Board of Directors such evaluation information;
•	Developing and maintaining a succession plan for the Chief Executive Officer;

•	Calculating and establishing payouts and awards under the programs as well as discretionary payouts and awards;
•	Reviewing base salary levels and equity ownership of the executives; and
•	Engaging consultants from time to time, as appropriate, to assist with program design, benchmarking, etc.

Additional information regarding the roles, responsibilities, scope and authority of the Compensation Committee, as well as the extent to which the Committee may delegate its authority, the role that our executive officers serve in recommending compensation and the role of compensation consultants in our compensation process is set forth below under “Executive Officer Compensation.”

The Compensation Committee also periodically reviews the compensation of the Board of Directors and proposes modifications, as necessary, to the full Board for its consideration.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of Ms. Jesse (Committee Chair), Mr. Cushman and Mr. Peters. The Board of Directors has determined that, after consideration of all relevant factors, each of these directors qualifies as an “independent” director under applicable NASDAQ rules. The Governance and Nominating Committee held three meetings during 2018.

The Governance and Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed by the committee on an annual basis, and by the Board of Directors as appropriate. A current copy of the Governance and Nominating Committee charter is available on our website at www.bsquare.com on the Corporate Governance page under Management and Corporate Governance - Board Committees and Charter Documents.

The primary responsibilities of the Governance and Nominating Committee are to:

•	Develop and recommend to the Board of Directors criteria for selecting qualified director candidates;
•	Identify individuals qualified to become Board members;
•	Evaluate and select director nominees for each election of directors;
•	Consider the committee structure of the Board of Directors and the qualifications, appointment and removal of committee members;
•	Recommend codes of conduct and codes of ethics applicable to us;
•	Evaluate the composition and performance of the Board of Directors;
•	Ensure directors are keeping abreast of current governance standards; and
•	Provide oversight in the evaluation of the Board of Directors and each committee.

Director Nomination Process

The Board of Directors has determined that director nomination responsibilities should be overseen by the Governance and Nominating Committee (the “GNC”). One of the GNC’s goals is to assemble a Board that brings to us a variety of perspectives and skills derived from high quality business and professional experience. Although the GNC and the Board of Directors do not have a formal diversity policy, the Board of Directors instructed the GNC to consider such factors as it deems appropriate to develop a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. Factors considered by the GNC include judgment, knowledge, skill, diversity (including factors such as race, gender and experience), integrity, experience with businesses and other organizations of comparable size, including experience in software products and services, the Internet of Things industry, business, finance, administration or public service, the relevance of a candidate’s experience to our needs and experience of other Board members, familiarity with national and international business matters, experience with accounting rules and practices, the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members, and the extent to which a candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors. In addition, directors are expected to be able to exercise their best business judgment when acting on behalf of us and our shareholders, act ethically at all times and adhere to the applicable provisions of our Code of Business Conduct and Ethics. Other than consideration of the foregoing and applicable SEC and NASDAQ requirements, unless determined otherwise by the GNC, there are no stated minimum criteria, qualities or skills for director nominees. The GNC may also consider such other factors as it may deem are in the best interests of us and our shareholders. In addition, at least one member of the Board of Directors serving on the Audit Committee should meet the criteria for an “audit committee financial expert” having the requisite “financial sophistication” under applicable NASDAQ and SEC rules, and a majority of the members of the Board of Directors should meet the definition of “independent director” under applicable NASDAQ rules.

The GNC identifies director nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. The GNC also takes into account an incumbent director’s performance as a Board member. If any member of the Board of Directors does not wish to continue in service, if the GNC decides not to re-nominate a member for reelection, if the Board decided to fill a director position that is currently vacant or if the Board of Directors decides to recommend that the size of the Board of Directors be increased, the GNC identifies the desired skills and experience of a new nominee in light of the criteria described above. Current members of the Board of Directors and management are polled for suggestions as to individuals meeting the GNC’s criteria. Research may also be performed to identify qualified individuals. Nominees for director are selected by a majority of the members of the GNC, with any current directors who may be nominees themselves abstaining from any vote relating to their own nomination.

It is the policy of the GNC to consider suggestions for persons to be nominated for director that are submitted by shareholders. The GNC will evaluate shareholder suggestions for director nominees in the same manner as it evaluates suggestions for director nominees made by management, then-current directors or other appropriate sources. Shareholders suggesting persons as director nominees should send information about a proposed nominee to our Secretary at our principal executive offices as referenced above at least 120 days before the anniversary of the mailing date of the prior year’s proxy statement. This information should be in writing and should include a signed statement by the proposed nominee that he or she is willing to serve as a director of BSQUARE, a description of the proposed nominee’s relationship to the shareholder and any information that the shareholder feels will fully inform the GNC about the proposed nominee and his or her qualifications. The GNC may request further information from the proposed nominee and the shareholder making the recommendation. In addition, a shareholder may nominate one or more persons for election as a director at our annual meeting of shareholders if the shareholder complies with the notice, information, consent and other provisions relating to shareholder nominees contained in our Bylaws. Please see the section above titled “Deadlines for Receipt of Shareholder Proposals” for important information regarding shareholder proposals, including director nominations.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics in compliance with applicable rules of the SEC that applies to our principal executive officer, our principal financial officer and our principal accounting officer or controller, or persons performing similar functions, as well as to all members of our Board of Directors and all other employees. A copy of this policy is available on our website at www.bsquare.com on the Corporate Governance page under Management and Corporate Governance – Policies, or free of charge upon written request to the attention of our Secretary, by regular mail at our principal executive offices, email to investorrelations@bsquare.com, or fax at 425-519-5998. We will disclose, on our website, any amendment to, or waiver from, our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the Code of Business Conduct and Ethics enumerated in applicable rules of the SEC.

Board Observer

Pursuant to that certain previously disclosed Board Observer and Standstill Agreement dated effective June 25, 2018 (the “Board Observer Agreement”) by and between us and Palogic Value Management, L.P. (“PVM”), Palogic Value Fund, L.P. and Palogic Capital Management, LLC (collectively, “PCM”), Mr. Peters, a principal of PVM, served as an observer to the Board prior to his appointment as a Class I director in August 2018.  Although PCM continues to have the right to appoint one representative to attend meetings of the Board in a non-voting observer capacity pursuant to the Board Observer Agreement, it has not yet appointed a replacement for Mr. Peters.  Mr. Vardeman, who has served as a Class III director since June 2018, is also a principal of PVM.

2018 Director Compensation

When joining the Board, directors receive a one-time grant of 25,000 stock options, which vest quarterly over two years, and an initial grant of restricted stock units. The Chairman of the Board receives a one-time grant of 50,000 stock options when joining the Board (or 25,000 stock options if appointed as Chairman of the Board while already serving as a director), and an initial grant of restricted stock units. The number of shares underlying the initial restricted stock unit awards granted to new directors is determined by dividing $50,000 by our closing stock price on the date of grant (or $75,000 in the case of the Chairman of the Board (or $25,000 if appointed as Chairman of the Board while already serving as a director)) and is prorated based on the date on which such director is appointed. Thereafter, standing directors receive annual grants of restricted stock units, the number of shares underlying which is determined by dividing $50,000 by our closing stock price on the date of grant ($75,000 in the case of the Chairman of the Board). The annual restricted stock unit awards are granted on the earlier of (i) the day of the annual meeting of our shareholders or (ii) the last trading day of our second fiscal quarter. The restricted stock unit awards vest quarterly over one year. All equity awards cease vesting as of the date a director’s service on the Board terminates for any reason, provided that the Board may accelerate the vesting of any outstanding stock award for a director whose service on the Board terminates for any reason other than removal for cause.

We also pay annual cash director fees of $30,000 to non-Chair directors and $40,000 to the Chairman of the Board, and annual Board Committee fees to directors who serve on the Audit Committee of $10,000 and $5,000 to directors who serve on other committees. The Chairs of the Governance and Nominating Committee and the Compensation Committee receive additional annual Board Committee fee compensation of $3,000. All cash amounts are payable in quarterly increments. Directors are also reimbursed for reasonable expenses incurred for Board-related activities. Mr. Derrickson, our President and Chief Executive Officer, does not receive additional compensation for services provided as a director.

The table below presents the 2018 compensation of our non-employee directors. The compensation of Mr. Chase, a former director and our former President and Chief Executive Officer, is described in the Summary Compensation Table in the section titled “Executive Officer Compensation.”

	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Name	($)	($)	($)	($)
Robert J. Chamberlain (4)	$40,000	$50,000	-	$90,000
Davin W. Cushman (5)	-	33,014	$57,000	90,014
Robert A. DeSantis (6)	30,054	50,000	-	80,054
Andrew S.G. Harries (7)	55,000	74,998	-	129,998
Mary Jesse (8)	35,000	50,000	-	85,000
Robert J. Peters (9)	4,158	41,779	53,750	99,687
William D. Savoy (10)	48,000	50,000	-	98,000
Ryan L. Vardeman (11)	7,995	50,001	75,000	132,996
Kendra A. VanderMeulen (12)	43,000	50,000	-	93,000

(1)	Fees paid earned or paid in cash are composed of payments for services performed in each prior quarter.
(2)

The amounts in this column reflect the aggregate grant-date fair value of restricted stock unit awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation (“Topic 718”). The amounts included reflect only the awards treated as granted in 2018. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 10 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 4, 2019 (the “2018 10-K”).

(3)

The amounts in this column reflect the aggregate grant-date fair value of stock option awards, determined in accordance with Topic 718 for stock-based compensation. The amounts included reflect only the awards treated as granted in 2018. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 10 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our 2018 10-K.

(4)	Mr. Chamberlain held 25,000 stock options and 8,064 restricted stock units as of December 31, 2018
(5)	Mr. Cushman was appointed to our Board in November 2018 and held 25,000 stock options and 14,480 restricted stock units as of December 31, 2018
(6)	Mr. DeSantis resigned from the Board in August 2018 and held no options or restricted stock units as of December 31, 2018.
(7)	Mr. Harries held 25,000 stock options and 12,096 restricted stock units as of December 31, 2018
(8)	Ms. Jesse held 25,000 stock options and 8,064 restricted stock units as of December 31, 2018
(9)	Mr. Peters was appointed to our Board in August 2018 and held 25,000 stock options and 14,574 restricted stock units as of December 31, 2018
(10)	Mr. Savoy resigned from the Board in March 2019 and held 8,064 restricted stock units as of December 31, 2018
(11)	Mr. Vardeman was appointed to our Board in June 2018 and held 25,000 stock options and 8,333 restricted stock units as of December 31, 2018
(12)	Ms. VanderMeulen resigned from the Board in November 2018 and held no options or restricted stock units as of December 31, 2018.

EXECUTIVE OFFICER COMPENSATION

Executive Officers

The names and certain information about our executive officers as of the record date are set forth below:

Name	Age	Position
Ralph C. Derrickson	60	President and Chief Executive Officer
Peter J. Biere	62	Chief Financial Officer, Secretary and Treasurer
Giles Frith	43	Chief Operating Officer

Mr. Derrickson’s biographical details are set out above under the heading titled “Nominees and Continuing Directors.”

Peter J. Biere joined us as Chief Financial Officer in December 2016. Prior to joining BSQUARE, from February 2013 to December 2016, Mr. Biere served as Chief Financial Officer of DreamBox Learning, a cloud-based provider of personalized math instruction. From July 2012 to February 2013, Mr. Biere served as a Partner in NextLevel, an executive services advisory firm. From August 2010 through April 2012, Mr. Biere served as Chief Financial Officer of Global Scholar, an enterprise software platform provider, until its acquisition in January 2011 and then in various financial management positions post-acquisition. Prior to 2010, Mr. Biere was employed by several public and private companies in senior financial management positions. Mr. Biere received B.A. and Masters in Accounting degrees from the University of Iowa and received his C.P.A. license (currently inactive) in 1983.

Giles Frith joined us in September 2016 as Vice President of Customer Solutions and was promoted to Chief Operating Officer in May 2018. Prior to joining the Company, from August 2014 to September 2016, Mr. Frith served as Vice President of Customer Operations and Success at Blue Box Group, Inc. (acquired by IBM in 2015), and from July 2012 to August 2014 he served as Vice President of Services and Customer Success at Tier 3 Inc. (acquired by CenturyLink Technology Solutions in 2013). Prior to that, Mr. Frith worked at Accenture from 1999 to July 2012 managing a variety of technology programs across different industries. Mr. Frith received a B.S. in Industrial Engineering with a minor in Management Information Systems from Pennsylvania State University.

Summary Compensation Table

The following table sets forth the compensation earned during the past two fiscal years by (i) the persons who served as our chief executive officer during 2018 and (ii) the two most highly compensated executive officers other than the chief executive officer who were serving as executive officers at the end of 2018 and whose total compensation for 2018 exceeded $100,000. The persons described in clauses (i) and (ii) above are collectively referred to herein as our “named executive officers.”

Summary Compensation Table

						Nonequity
						incentive
						plan	All other
				Stock	Option	compen-	compen-
		Salary	Bonus	awards(1)	awards(2)	sation(3)	sation(4)	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)
Jerry D. Chase (5)	2018	407,482	—	—	—	—	8,419	415,901
Former President and Chief Executive Officer	2017	374,808	—	—	—	69,300	10,375	454,482
Kevin T. Walsh (6)	2018	272,673	—	30,000	—	—	9,601	312,274
Acting Chief Executive Officer	2017	220,317	—	—	—	50,159	8,197	278,673
Peter J. Biere (7)	2018	277,944	—	45,000	—	—	11,428	334,372
Chief Financial Officer, Secretary and Treasurer	2017	265,846	—	—	—	94,500	17,922	378,268
Giles Frith (8)	2018	251,868	—	—	—	—	10,710	262,578
Chief Operating Officer	2017	229,600	—	—	—	52,675	9,568	291,843

(1)

The amounts in this column reflect the aggregate grant-date fair value of restricted stock unit awards, determined in accordance with Topic 718 for stock-based compensation. The amounts included for a particular year reflect only the awards treated as granted in that year. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 10 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our 2018 10-K.

(2)

The amounts in this column reflect the aggregate grant-date fair value of stock option awards, determined in accordance with Topic 718 for stock-based compensation. The amounts included for a particular year reflect only the awards treated as granted in that year. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 10 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our 2018 10-K.

(3)	Represents cash bonuses earned by Messrs. Chase, Walsh, Biere and Frith under the 2017 Annual Bonus Program, paid in February 2018.
(4)	Represents 401(k) matching employer contributions, premiums paid by us under a group life insurance plan, and an allowance for mobile telephone and data service, which includes personal use.

(5)

Mr. Chase resigned as President and Chief Executive Officer and from the Board of Directors in March 2018. Pursuant to the terms of his employment agreement and a separation and release agreement, Mr. Chase was entitled to receive severance equal to 12 months of his annual base salary, paid in accordance with our regular payroll schedule. The 2018 Salary amount includes $222,837 in severance payments. In addition, we are subsidizing Mr. Chase’s COBRA costs for 12 months up to an amount equal to the costs that we pay for other employees with similar benefit elections.

(6)

Mr. Walsh was appointed as Acting Chief Executive Officer in May 2018 for which he received additional compensation which is included in the 2018 Salary amount. Mr. Walsh resigned from the company in April 2019.  The amounts in the table reflect all compensation paid to Mr. Walsh during 2017 and 2018, including the period during which Mr. Walsh did not serve as Acting Chief Executive Officer.

(7)	Mr. Biere was appointed as Chief Financial Officer in December 2016. All other compensation for 2017 includes an $8,000 sign-on bonus paid to Mr. Biere in 2017.
(8)

Mr. Frith was appointed as Chief Operating Officer in May 2018.  The amounts in the table reflect all compensation paid to Mr. Frith during 2017 and 2018, including the period during which Mr. Frith did not serve as Chief Operating Officer.

Employment Agreements with Named Executive Officers

We have agreements with our named executive officers, which include provisions regarding post-termination compensation. We do not have a formal severance policy or plan applicable to our executive officers as a group.

As noted above, Mr. Chase resigned as President and Chief Executive Officer in May 2018.  Prior to his resignation, under our agreement with Mr. Chase dated February 24, 2014, he was entitled to receive an annual salary of $325,000, was granted 7,500 restricted stock units (“RSUs”) and options to purchase 165,000 shares of our common stock, and was eligible to receive an annual bonus under our annual bonus program equal to 77% of his annual salary at 100% achievement. Mr. Chase’s annual salary was increased to $350,000 effective February 17, 2015, to $365,000 effective February 9, 2016, to $375,000 effective January 1, 2017 and to $386,250 effective January 1, 2018. The RSUs and options vested as follows: 33% vested on February 26, 2015, and the balance vested in equal monthly installments for two years thereafter. In the event Mr. Chase’s employment was terminated by us when neither cause nor long term disability existed (as such terms were defined in the agreement), subject to execution of a release by Mr. Chase of any employment-related claims, he was entitled to receive severance equal to 12 months of his then annual base salary, continued COBRA coverage at our expense for a period of 12 months following his termination date and a pro rata portion of his annual bonus as determined by the Compensation Committee, payable on our regular payroll schedule. In the event that, within 18 months after a change of control of BSQUARE (as defined in the agreement), Mr. Chase’s employment was terminated when neither cause nor long term disability existed or Mr. Chase terminated his employment for good reason (as defined in the agreement), subject to execution of a release by Mr. Chase of any employment-related claims, he was entitled to receive a one-time lump sum severance payment equal to 18 months of his then annual base salary, 150% of his target annual bonus as determined by the Compensation Committee (subject to modification by the Compensation Committee), and continued COBRA coverage at our expense for a period of 18 months following his termination date (provided that, during the first 18 months after a change of control of BSQUARE, such severance payments would be in lieu of the severance payments described in the preceding sentence, and after expiration of the 18-month period following a change of control, Mr. Chase was thereafter only entitled to the severance payments described in the preceding sentence). In addition, immediately prior to a change of control of BSQUARE, all of Mr. Chase’s unvested stock options and restricted stock would become fully vested and immediately exercisable. As Mr. Chase’s employment terminated in May 2018 (when neither cause nor long-term disability existed), and he executed a separation and release agreement, Mr. Chase received severance equal to 12 months of his current annual base salary, paid in accordance with our regular payroll schedule, and we are subsidizing Mr. Chase’s COBRA costs for 12 months.

As noted above, Mr. Walsh resigned from the company in April 2019.  Prior to his resignation, under our agreement with Mr. Walsh dated June 26, 2015, by which he was appointed as our Vice President of Marketing, Mr. Walsh was entitled to receive an annual salary of $212,000, was granted 5,000 RSUs (with 33% vesting on the first anniversary of the grant date, and the balance vesting in equal quarterly installments for two years thereafter), and non-qualified stock options to purchase 80,000 shares of our common stock (with 33% vesting on the first anniversary of the grant date, and the balance vesting in equal quarterly installments for two years thereafter), and was eligible to receive an annual bonus under our annual bonus program equal to 35% of his annual salary at 100% achievement. He was also eligible to participate in our employee benefits plans. Mr. Walsh’s annual salary was increased to $227,094.40 effective January 1, 2018. In the event Mr. Walsh’s employment was terminated by us when neither cause nor long term disability existed (as defined in the agreement), subject to execution of a release by Mr. Walsh of any employment-related claims, he was entitled to receive severance equal to six months of his then annual base salary, continued COBRA coverage at our expense for a period of six months following his termination date and a pro rata portion of his annual bonus as determined by the

Compensation Committee, payable on our regular payroll schedule. In addition, if, within nine months after a change of control of BSQUARE (as defined in the agreement), Mr. Walsh’s employment was terminated when neither cause nor long term disability existed or Mr. Walsh terminated his employment for good reason (as defined in the agreement), subject to execution of a release by Mr. Walsh of any employment-related claims, he was entitled to receive a one-time lump sum severance payment equal to nine months of his then annual base salary, 75% of his target annual bonus as determined by the Compensation Committee (subject to modification by the Compensation Committee), and continued COBRA coverage at our expense for a period of nine months following his termination date (provided that, during the first nine months after a change of control of BSQUARE, such severance payments would be in lieu of the severance payments described in the preceding sentence, and after expiration of the nine -month period following a change of control, Mr. Walsh would thereafter only be entitled to the severance payments described in the preceding sentence). In addition, immediately prior to a change of control of BSQUARE, all of Mr. Walsh’s unvested stock options and restricted stock would become fully vested and immediately exercisable.

Effective November 6, 2018, we entered into an amendment to our agreement with Mr. Walsh, pursuant to which we agreed, in the event that Mr. Walsh’s employment was terminated without cause and not as a result of a long term disability or if Mr. Walsh resigned for “good reason” (as defined in the agreement, as amended), in each case within six months of the appointment of a new Chief Executive Officer, to pay to Mr. Walsh as severance the following, payable on regular payroll days post-termination and subject to the execution by Mr. Walsh of a release: (i) 12 months of the average monthly base salary plus the average monthly cash bonuses paid to Mr. Walsh during the six months immediately prior to his termination, (ii) at the sole discretion of the Compensation Committee, his target bonus prorated through the date of termination, and (iii) continued COBRA coverage at our expense for 12 months.

Additionally, on November 16, 2018, the Board of Directors approved the payment of a retention incentive bonus in the amount of $45,000 to Mr. Walsh in lieu of any 2018 bonus for which he may have otherwise been eligible under our annual bonus program,  comprised of $15,000 payable in cash on July 1, 2019 and 14,286 RSUs which would vest in full on July 1, 2019, in each case subject to Mr. Walsh’s continued employment through such date. If Mr. Walsh’s employment was terminated by us when neither cause nor long-term disability existed, or if he terminated his employment for good reason, in each case on or before July 1, 2019, and provided Mr. Walsh released us from any employment-related claims, then upon such termination, Mr. Walsh was entitled to receive 100% of his bonus amount.  As Mr. Walsh’s employment terminated in April 2019 (within six months of the appointment of a new Chief Executive Officer and when neither cause nor long-term disability existed), and he executed a separation and release agreement, Mr. Walsh received severance equal to 12 months of the average monthly base salary plus the average monthly cash bonuses paid to Mr. Walsh during the six months immediately prior to his termination, paid in accordance with our regular payroll schedule, and we are subsidizing Mr. Walsh’s COBRA costs for 12 months.

Under our agreement with Mr. Biere dated November 28, 2016 with a start date of December 30, 2016, Mr. Biere was entitled to receive an annual salary of $270,000, was granted 7,500 RSUs and options to purchase 100,000 shares of our common stock, and is eligible to receive an annual bonus under our annual bonus program equal to 50% of his annual salary at 100% achievement. Mr. Biere’s annual salary was increased to $278,100 effective January 1, 2018. The RSUs vest as follows: 25% vested on December 30, 2017, and the balance vest in equal quarterly installments for three years thereafter. The options vest as follows: 25% vested on December 30, 2017, and the balance vest in equal monthly installments for three years thereafter. In the event Mr. Biere’s employment is terminated by us when neither cause nor long term disability exists (as such terms are defined in the agreement), subject to execution of a release by Mr. Biere of any employment-related claims, he shall be entitled to receive severance equal to six months of his then annual base salary, continued COBRA coverage at our expense for a period of six months following his termination date and a pro rata portion of his annual bonus as determined by the Compensation Committee, payable on our regular payroll schedule. In the event that, within nine months after a change of control of BSQUARE (as defined in the agreement), Mr. Biere’s employment is terminated when neither cause nor long term disability exists or Mr. Biere terminates his employment for good reason (as defined in the agreement), subject to execution of a release by Mr. Biere of any employment-related claims, he shall be entitled to receive a one-time lump sum severance payment equal to nine months of his then annual base salary, 66% of his target annual bonus as determined by the Compensation Committee (subject to modification by the Compensation Committee), and continued COBRA coverage at our expense for a period of nine months following his termination date (provided that, during the first nine months after a change of control of BSQUARE, such severance payments shall be in lieu of the severance payments described in the preceding sentence, and after expiration of the nine -month period following a change of control, Mr. Biere shall thereafter only be entitled to the severance payments described in the preceding sentence). In addition, immediately prior to a change of control of BSQUARE, all of Mr. Biere’s unvested stock options and restricted stock shall become fully vested and immediately exercisable.

Additionally, on November 16, 2018, the Board of Directors approved the payment of a retention incentive bonus in the amount of $65,000 to Mr. Biere in lieu of any 2018 bonus for which he may have otherwise been eligible under our annual bonus program. The bonus shall be comprised of $20,000 payable in cash on July 1, 2019 and 21,429 RSUs which shall vest in full on July 1, 2019, in each case subject to Mr. Biere’s continued employment through such date. If Mr. Biere’s employment is terminated by us when neither cause nor long-term disability exists, or if he terminates his employment for good reason, in each case on or before July 1, 2019, and provided Mr. Biere releases us from any employment-related claims, then upon such termination, Mr. Biere shall be entitled to receive 100% of his bonus amount.

Under our agreement with Mr. Frith dated August 31, 2016 and amended June 5, 2018, Mr. Frith was entitled to receive an annual salary of $215,000, was granted 5,000 RSUs (with 25% vesting on the first anniversary of the grant date, and the balance vesting in equal annual installments for three years thereafter), and non-qualified stock options to purchase 80,000 shares of our common stock (with 25% vesting on the first anniversary of the grant date, and the balance vesting in equal annual installments for three years thereafter), and is eligible to receive an annual bonus under our annual bonus program equal to 35% of his annual salary at 100% achievement. He also received a signing bonus of $40,000 and is eligible to participate in our employee benefits plans.  In the event Mr. Frith’s employment is terminated by us when neither cause nor long term disability exists (as such terms are defined in the agreement), subject to execution of a release by Mr. Frith of any employment-related claims, he shall be entitled to receive severance equal to six months of his then annual base salary, continued COBRA coverage at our expense for a period of six months following his termination date and a pro rata portion of his annual bonus as determined by the Compensation Committee, payable on our regular payroll schedule. Immediately prior to a change of control of BSQUARE (as defined in the agreement), all of Mr. Frith’s unvested stock options and RSUs shall become fully vested and immediately exercisable.  In addition, if, within nine months after a change of control of BSQUARE, Mr. Frith’s employment is terminated when neither cause nor long term disability exists or Mr. Frith terminates his employment for good reason (as defined in the agreement), subject to execution of a release by Mr. Frith of any employment-related claims, he shall be entitled to receive a one-time lump sum severance payment equal to nine months of his then annual base salary, 66% of his target annual bonus, and continued COBRA coverage at our expense for a period of nine months following his termination date.

Additionally, on November 16, 2018, the Board of Directors approved the payment of a retention incentive bonus in the amount of $60,000 to Mr. Frith in lieu of any 2018 bonus for which he may have otherwise been eligible under our annual bonus program. The bonus shall be payable in cash on July 1, 2019, subject to Mr. Frith’s continued employment through such date. If Mr. Frith’s employment is terminated by us when neither cause nor long-term disability exists, or if he terminates his employment for good reason, in each case on or before July 1, 2019, and provided Mr. Frith releases us from any employment-related claims, then upon such termination, Mr. Frith shall be entitled to receive 100% of his bonus amount.

In order to be responsive to prior shareholder advisory votes on executive compensation, we amended our employment agreements with executive officers and other senior management to eliminate any tax “gross up” payment obligation in the event that payments under their agreements would subject them to the IRS parachute excise tax.

Although the terms of our Fourth Amended and Restated Stock Plan (the “Stock Plan”) do not specifically provide for accelerated vesting of equity awards for participants in the event of a change in control, the Stock Plan provides that individual equity award agreements may provide for accelerated vesting in connection with certain transactions defined in the Stock Plan (including certain change-in-control transactions). In addition, the Stock Plan provides that the Board of Directors may elect to accelerate vesting for any Stock Plan participant at such times and in such amounts as the Board of Directors determines.

Determination of Compensation

The Compensation Committee’s philosophy regarding total executive compensation has been to provide a comprehensive and competitive compensation package consisting of base salary, short-term cash incentives (STI) and long-term equity incentives (LTI) that helps align management team incentives with shareholder interests and promote growth in shareholder value. Base salary and STI represents total targeted cash compensation (TTC) for each executive. The Compensation Committee has been gradually increasing the level of STI for each executive to bring the TTC level closer to market peer median levels over the last several years based on input from an outside compensation consultant (as further described below). We believe that while our executive base salaries are generally slightly below median level, TTC is generally near median levels. We also periodically review the level of LTI for each of our executive team with our outside compensation consultant. Historically, our level of LTI has been below market peer median levels. We intend to review executive compensation survey information each year to maintain competitive levels of compensation for our management team.

Total Compensation

For purposes of evaluating executive officer total compensation including base salary, discretionary bonus, equity awards and incentive compensation, the Compensation Committee primarily considers two factors:

•

Benchmark data: The Compensation Committee has the authority to engage its own advisers to assist in carrying out its responsibilities, and historically the Compensation Committee has engaged a compensation consultant on an annual basis to review and benchmark our executive compensation programs For 2017, the Compensation Committee engaged the services of Applied HR Strategies, Inc. (“Applied HR Strategies”), a compensation consulting firm, to advise the Compensation Committee regarding the amount and types of compensation that we provide to our executive officers and how our compensation practices compared to the compensation practices of other companies, which information was also used to inform our 2018 compensation practices. Applied HR Strategies reports directly to our Compensation Committee in all matters of executive compensation. In connection with the engagement of Applied HR Strategies, our Compensation Committee took into consideration the following factors: (i) the provision of other services to us by Applied HR Strategies; (ii) the amount of fees paid by us to Applied HR Strategies as a percentage of the firm’s total revenue; (iii) policies and procedures of Applied HR Strategies that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Applied HR Strategies or the individual compensation advisors employed by the firm with any of our executive officers; (v) any business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) any of our common stock owned by the individual compensation advisors employed by the firm.  Based on its review, the Compensation Committee believes that Applied HR Strategies does not have any conflicts of interest in advising the Compensation Committee under applicable SEC or NASDAQ rules.

•

Company and individual-specific factors: In addition to considering compensation levels of executives at similarly sized regional public companies, the Compensation Committee, in conjunction with the Chief Executive Officer, historically reviews our financial performance objectives as well as non-financial performance objectives applicable to each executive (other than the Chief Executive Officer). Our financial performance objectives are typically determined through collaboration with the Chief Executive Officer, the Board of Directors and the Compensation Committee. The non-financial performance objectives applicable to each executive officer (other than the Chief Executive Officer) are typically determined in collaboration with the Chief Executive Officer, the executive officer and the Compensation Committee. The Compensation Committee determines the financial and non-financial performance objectives applicable to the Chief Executive Officer. These objectives and associated awards have historically been governed by an annual bonus program (“ABP”) with respect to our executive officers. Bonuses paid to our named executive officers pursuant to the 2017 ABP are reflected in the Summary Compensation Table above and were described in more detail in our proxy statement for our 2018 Annual Meeting of Shareholders.  As discussed below, there was no ABP for 2018.

Base Salary and Discretionary Bonus

The Compensation Committee’s goal is to provide a competitive base salary for our executive officers. The Compensation Committee has not established any formal guidelines for purposes of setting base salaries (such as payment at a particular percentile of the benchmark group), but instead considers the benchmark data along with our performance and the individual’s performance and experience in determining what represents a competitive salary. The Compensation Committee also considers these factors in its recommendations to the Board of Directors regarding whether and in what amounts to award discretionary cash bonuses, apart from cash awards that may be provided for under incentive plans.

Short-Term Incentive Plan Compensation (STI)

Our named executive officers also historically participate in short-term incentive compensation programs, including an ABP, the terms of which vary from year to year. However, for 2018, the Compensation Committee determined that our financial performance during 2018 did not warrant the payment of any bonus amounts to executive officers under an ABP.  Instead, as previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 20, 2018 and described above under “Employment Agreements with Named Executive Officers,” the Committee approved the payment of retention incentive bonuses (the “2018 Retention Bonuses”) to certain of our executive and senior officers, including our named executive officers, to encourage continued leadership during our search for and transition of a new Chief Executive Officer, payable in cash and/or RSUs granted under our Stock Plan and subject to continued employment through July 1, 2019.  The Committee also determined to reassess the structure and performance metrics of an ABP for 2019, in collaboration with our new Chief Executive Officer, which reassessment is ongoing, to more tightly align compensation with both short- and long-term shareholder interests and to be responsive to prior shareholder advisory votes on executive compensation.

Long-Term Equity Incentive Awards (LTI)

Longer-term incentives in the form of grants of stock options, restricted stock, RSUs and other forms of equity instruments to executive officers are governed by the Stock Plan or our 2011 Inducement Award Plan (the “Inducement Plan”), as applicable.

The Compensation Committee recommends grants and awards of stock options and other forms of equity instruments to our executive officers under the Stock Plan or Inducement Plan, as applicable. Grants and awards recommended by the Compensation Committee are then submitted to the Board of Directors for approval. Stock options have historically been granted at the time of hire of an executive officer. Further, the Compensation Committee periodically reviews the equity ownership of the executive officers and may recommend to the Board of Directors additional awards of equity instruments under the Stock Plan based on a number of factors, including benchmark data, company performance and individual performance, the vested status of currently outstanding equity awards, the executive’s equity ownership in relation to the other executives and other factors. The Compensation Committee maintains no formal guidelines for these periodic reviews. Stock options are awarded with exercise prices equal to the closing market price per share of our common stock on the grant date. Other than the 2018 Retention Bonuses payable in RSUs, there were no grants of stock options or awards of RSUs to our named executives during 2018.

Incentive Sales Compensation Plan

Sales executives participate in non-equity incentive compensation plans with provisions tailored to the particular individual. The terms of these plans are determined by agreement with the sales executive each year with respect to a particular year’s incentive compensation, but with terms that are subject to change each quarter. None of our named executive officers currently participates in an incentive sales compensation plan for 2019.

Other Compensation and Perquisites

Executive officers, including the named executive officers, are eligible to participate in standard benefit plans available to all employees including our 401(k)-retirement plan, medical, dental, disability, vacation and sick leave and life and accident insurance. The same terms apply to all employees for these benefits except where the value of the benefit may be greater for executives because they are more highly compensated than most other employees (e.g., disability benefits). However, all executive officers receive a phone allowance of $1,800 per year, as do other employees whose job responsibility requires them to be on call. The individuals receiving the allowance are not reimbursed for normal cell phone usage. We do not provide any pension or deferred compensation benefits to our executive officers.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity awards held by the named executive officers as of December 31, 2018:

							Stock Awards
							Number	Market
							of	Value of
							Shares	Shares
							or	Or
							Units of	Units of
							Stock	Stock
	Option Awards						That	That
			Number of Securities				Have	Have
			Underlying		Option	Option	Not	Not
	Grant		Unexercised Options		Exercise	Expiration	Vested	Vested
Name	Date		Exercisable (#)	Unexercisable (#)	Price ($) (1)	Date (2)	(#)	($) (3)
Kevin T. Walsh	7/13/2015	(4)	80,000	—	$6.94	7/13/2025	—	—
	11/15/2016	(4)	5,208	4,792	5.05	11/15/2026	—	—
	11/16/2018	(5)	—	—	—	11/16/2028	14,286	22,143
Peter J. Biere	12/30/2016	(4)	50,000	50,000	5.85	12/30/2026	3,750	5,813
	11/16/2018	(5)	—	—	—	11/16/2028	21,419	33,199
Giles Frith	9/30/2016	(4)	40,000	40,000	4.92	9/30/2026	2,500	2,500
Jerry D. Chase (6)			—	—	—		—	—

(1)	The option exercise price is the closing price of our common stock on the grant date.
(2)	All options outstanding expire ten years from the grant date.
(3)	Based on the closing price of our common stock of $1.55 on December 31, 2018.
(4)

The options vest one-quarter on the one-year anniversary of the grant date with the remainder vesting ratably on a monthly basis for three years thereafter; the awards vest one-quarter on the one-year anniversary of the grant date with the remainder vesting ratably on a quarterly basis for three years thereafter.

(5)	These awards vest in full on July 1, 2019, or upon the earlier termination of employment under certain conditions.
(6)	Mr. Chase resigned as President and Chief Executive Officer in May 2018 and did not have any outstanding equity awards as of December 31, 2018.

Employee Benefit Plans

Equity Compensation Plan Information

The following table presents certain information regarding our common stock that may be issued upon the exercise of options and vesting of restricted stock units granted to employees, consultants or directors as of December 31, 2018:

Number of securities
	Number of securities			remaining available for future
	to be issued upon		Weighted-average	issuance under equity
	exercise of		exercise price of	compensation plans (excluding
	outstanding options,		outstanding options,	securities reflected
	warrants and rights		warrants and rights	in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,220,171	(1)	$4.57	1,380,831
Equity compensation plans not approved by security holders	356,357	(2)	$5.36	145,069	(3)

(1)	Amount includes 175,266 restricted stock units granted and unvested as of December 31, 2018.
(2)	Amount includes 11,250 restricted stock units granted and unvested as of December 31, 2018.
(3)

Indicates shares of our common stock reserved for future issuance under the Inducement Plan. There were 250,000 shares reserved for future issuance under the Inducement Plan at the time it was adopted, and our Board of Directors approved increases in the number of shares reserved in each of June 2015 and November 2016 by an additional 200,000 shares, in January 2019 by an additional 300,000 shares, and in February 2019 by an additional 250,000 shares. The number of shares reserved for issuance may be modified by the Board of Directors, subject to SEC and NASDAQ limitations. There were 80,000 options and 10,000 restricted stock units granted under the Inducement Plan during 2018.

We have granted options to purchase common stock to our officers, directors, employees and consultants under the Stock Plan and under the Inducement Plan (collectively, the “Plans”). The Plans also enable us to grant restricted stock, restricted stock units and certain other equity-based compensation to our officers, directors, employees and consultants. Under the Stock Plan, we awarded restricted stock units to each of our non-employee directors in 2017 and 2018, and options to Mr. DeSantis in 2017 and Messrs. Cushman, Peters and Vardeman in 2018 upon joining our Board of Directors. We also awarded restricted stock units to certain of our officers in 2018 under the Plans.

401(k) Plan

We maintain a tax-qualified 401(k) employee savings and retirement plan for eligible U.S. employees. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) plan in the amount equal to one-half of the first 6% of an employee’s contributions. Company matching contributions and employee contributions are fully vested at all times. We intend the 401(k) plan to qualify under Sections 401(k) and 501 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or us to the 401(k) plan and income earned, if any, on plan contributions are not taxable to employees until withdrawn from the 401(k) plan (except as regards Roth contributions), and so that we will be able to deduct our contributions when made. The trustee of the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of a number of investment options.

STOCK OWNERSHIP

Security Ownership of Principal Shareholders, Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2019 by:

•	each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of common stock;
•	each of our directors;
•	each of the named executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares listed below under the heading “Total Common Stock Equivalents” is the aggregate beneficial ownership for each shareholder and includes:

•	common stock beneficially owned;
•	restricted stock awards;
•	currently vested options; and
•	stock options and restricted stock units that are not currently vested but will become vested within 60 days after March 15, 2019.

Of this total amount, the number of shares of common stock underlying options that are currently vested and stock options and restricted stock units that are not currently vested but will become vested within 60 days after March 15, 2019 are deemed outstanding for the purpose of computing the percentage ownership of common stock outstanding beneficially owned by a shareholder, director or executive officer (the “Deemed Outstanding Shares”) and are also separately listed below under the heading “Number of Shares Underlying Options and RSUs,” but the Deemed Outstanding Shares are not treated as outstanding for the purpose of computing the percentage ownership of common stock outstanding beneficially owned by any other person. This table is based on information supplied by officers, directors, and filings made with the SEC. Percentage ownership is based on 12,828,038 shares of common stock outstanding as of March 15, 2019.

Unless otherwise noted below, the address for each shareholder listed below is: c/o BSQUARE Corporation, 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004. Unless otherwise noted, each of the shareholders listed below has sole investment and voting power with respect to the common stock indicated, except to the extent shared by spouses under applicable law.

		Number of	Percentage
	Total	Shares Underlying	of
	Common	Options and RSUs	Common
	Stock	(Deemed	Stock
Name and Address of Beneficial Owner	Equivalents	Outstanding Shares)	Equivalents
5% Owners:
Palogic Value Management, L.P (1)	1,046,500	—	8.2%
Harvest Hill Road, Suite 110
Dallas, TX 75230
Renaissance Technologies LLC (2)	952,375	—	7.4%
800 Third Avenue
New York, NY 10022
Dimensional Fund Advisors LP (3)	732,275	—	5.7%
Building One, 6300 Bee Cave Road
Austin, TX 78746
Directors and Named Executive Officers:
Ryan L. Vardeman (4)	1,064,209	9,375	8.4%
Andrew S.G Harries	239,821	25,000	2.1%
Kevin T. Walsh	97,152	86,042	1.4%
Peter J. Biere	67,552	58,802	1.0%
Robert J. Chamberlain	63,225	25,000	*
Mary Jesse	55,794	25,000	*
Giles Frith	42,446	40,000	*
Davin W. Cushman	34,496	9,870	*
Robert J. Peters (5)	23,949	14,233	*
Ralph C. Derrickson	—	—	*
Jerry D. Chase	—	—	*
All executive officers and directors as a group (6)	1,591,492	207,280	13.8%

*	Less than one percent.

(1)

The indicated ownership is based solely on (i) a Schedule 13D/A filed with the SEC on June 25, 2018 (the “PVM 13D/A”) by the reporting person, according to which Palogic Value Management, L.P., Palogic Value Fund, L.P., Palogic Capital Management, LLC and Mr. Vardeman then had shared voting and dispositive power over 948,500 shares, and (ii) a Form 4 filed with the SEC on August 21, 2018 by Mr. Vardeman, according to which Palogic Value Fund, L.P.  and Mr. Vardeman are the record and direct beneficial owners of 1,046,500 shares, which information may have changed since the dates of such filings.

(2)

The indicated ownership is based solely on a Schedule 13G/A filed with the SEC on February 13, 2019 (the “RT 13G/A”) by the reporting person and may have changed since the date of its filing. According to the RT 13G/A, each of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation has sole voting power and dispositive power over 952,375 shares.

(3)

The indicated ownership is based solely on a Schedule 13G filed with the SEC on February 8, 2019 (the “DFA 13G”) by the reporting person and may have changed since the date of its filing. According to the DFA 13G, Dimensional Fund Advisors LP has sole voting power over 716,975 shares and sole dispositive power over 732,275 shares. According to the DFA 13G, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over securities that are owned by the Funds and may be deemed to be the beneficial owner of shares held by the Funds. However, all such securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)	Mr. Vardeman is a principal of and may be deemed to beneficially own securities beneficially owned by Palogic Capital Management.
(5)	Mr. Peters is a principal of Palogic Capital Management but does not have dispositive or voting power over shares beneficially owned by Palogic Capital Management.
(6)	Includes Messrs. Biere, Chamberlain, Cushman, Derrickson, Frith, Harries, Peters and Vardeman, and Ms. Jesse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, our directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5. Executive Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% beneficial owners were met during the year ended December 31, 2018.

Biographical details of each executive officer are set forth above under the heading “Executive Officers.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions since January 1, 2017, nor are there any proposed transactions as of the date of this proxy statement, as to which the amount involved exceeds the lesser of $120,000 or one percent  of the average of our total assets at year-end for the last two completed fiscal years and in which any related person has or will have a direct or indirect material interest, other than equity and other compensation, termination and other arrangements which are described above under the headings “2018 Director Compensation” and “Executive Officer Compensation.”

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is not binding on us, our Board of Directors or our Compensation Committee. Moreover, the vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. However, while this vote is advisory and not binding on us, we will consider the views of our shareholders when determining executive compensation in the future, including seeking to determine the causes of any significant negative voting results to better understand issues and concerns. We have elected to hold a “say-on-pay” advisory vote on an annual basis.

Executive compensation is an important matter for us and for our shareholders. The core of our executive compensation philosophy and practice continues to be pay for performance. As discussed above under the heading “Executive Officer Compensation,” our executive compensation programs are based on practices that require achievement of challenging goals – goals that will drive us to achieve profitable revenue growth and market share gains, while expanding the global market opportunity for our products, technology and services portfolio, and ultimately leading to long-term shareholder value. We believe our compensation programs are strongly aligned with the long-term interests of our shareholders and have been and will continue to be effective in incenting the achievement and performance of our executive officers. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

Our named executive officers and the compensation of the named executive officers are described above under the heading “Executive Officer Compensation,” including our compensation philosophy and objectives and the fiscal 2018 compensation of the named executive officers.

We are asking shareholders to vote on the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC.”

Vote Required

Approval on an advisory basis of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

As indicated above, the shareholder vote on this resolution will not be binding on us, the Compensation Committee or the Board of Directors, and will not be construed as overruling any decision by us, the Compensation Committee or the Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Compensation Committee or the Board, or to create or imply any additional fiduciary duties for us, the Compensation Committee or the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As discussed above, the Dodd-Frank Act and regulations promulgated thereunder require the Company to conduct a separate shareholder vote to approve compensation of named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. The Dodd-Frank Act further provides that this shareholder vote shall occur every one, two or three years. Shareholders are entitled to cast an advisory vote to reflect the desired frequency of such vote as being every one, two or three years.

Accordingly, we are asking our shareholders to provide input on the frequency of future shareholder advisory votes on executive compensation. In particular, we are asking whether the advisory vote should occur every year, every two years or every three years. You may cast your vote on the preferred voting frequency by choosing the option of one year, two years, or three years when voting in response to this proposal. You may also abstain from voting.

We understand that our shareholders may have different views as to what is the best approach for us with respect to the frequency of future advisory votes on executive compensation. After considering a variety of factors, the Board of Directors recommends that you support a frequency of one year for future advisory votes on executive compensation. We believe that holding an advisory vote every year will allow shareholders to provide us with direct and timely input on the compensation of our executive officers. This approach is consistent with our commitment to direct engagement with shareholders on executive compensation and other matters. We believe the advisory vote will be another avenue for shareholders to express their views on executive compensation to the Board, our management and Compensation Committee.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. As indicated above, the shareholder vote on this matter is advisory and will not be binding on us, the Compensation Committee or the Board of Directors. However, we value your opinion and will consider the voting results in making a determination concerning the frequency of future executive compensation votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” ON PROPOSAL NO. 3

PROPOSAL NO. 4

RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Moss Adams LLP (“Moss Adams”) has acted as our auditor since May 2006 and has audited our financial statements for the years ended December 31, 2018 and 2017. Moss Adams is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit. A representative of Moss Adams is expected to be present at the Annual Meeting, where he or she will have the opportunity to make a statement and to respond to appropriate questions.

The Audit Committee’s charter provides that it shall have the sole authority and responsibility to select, evaluate and, if necessary, replace our independent registered public accounting firm. The Audit Committee has selected Moss Adams as our independent registered public accounting firm for the year ending December 31, 2019.

The Audit Committee pre-approves all audit and non-audit services performed by our auditor and the fees to be paid in connection with such services in order to assure that the provision of such services does not impair the auditor’s independence. Unless the Audit Committee provides general pre-approval of a service to be provided by the auditor and the related fees, the service and fees must receive specific pre-approval from the Audit Committee.

INDEPENDENT AUDITORS

Audit Fees

Moss Adams billed us for audit fees of $285,837 and $340,856 for the years ended December 31, 2018 and 2017, respectively. These audit fees related to professional services rendered in connection with the audit of our annual consolidated financial statements, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q and accounting services that relate to the audited consolidated financial statements and are necessary to comply with generally accepted auditing standards.

Audit-Related Fees

There were no fees billed for fiscal years 2018 or 2017 for assurance and related services by Moss Adams that were reasonably related to the performance of its audit of our financial statements and not reported under the caption “Audit Fees.”

Tax Fees

There were no fees billed for fiscal years 2018 or 2017 for tax compliance, tax advice or tax planning services rendered to us by Moss Adams.

All Other Fees

Moss Adams billed us $33,162 in fees associated with a SOC Type-2 examination in 2018.

Audit Committee Report

In connection with our financial statements for the fiscal year ended December 31, 2018, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;
•	Discussed with our independent registered public accounting firm, Moss Adams LLP, the matters required to be discussed by applicable auditing standards; and
•

Received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee approved our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Submitted by the Audit Committee:

Robert J. Chamberlain, Chair

Andrew S.G. Harries

Mary Jesse

Vote Required

The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

OTHER MATTERS

Shareholder Communications with the Board of Directors and Board Attendance at Annual Shareholder Meetings

Our shareholders may, at any time, communicate in writing with any member or group of members of the Board of Directors by sending such written communication to the attention of our Secretary by regular mail to our principal executive offices, email to investorrelations@bsquare.com or facsimile at 425-519-5998.

Copies of written communications received by our Secretary will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business, or communications that relate to improper or irrelevant topics.

The Chairperson of the Board of Directors is expected to make all reasonable efforts to attend our annual shareholder meeting in person. If the Chairperson is unable to attend an annual shareholder meeting for any reason, at least one other member of the Board of Directors is expected to attend in person. Other members of the Board of Directors are expected to attend our annual shareholder meeting in person if reasonably possible. All of our then current directors attended the 2018 Annual Meeting of Shareholders.

Transaction of Other Business

Our Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in respect thereof as the proxy holders deem advisable.

Annual Report to Shareholders and Form 10-K

Our Annual Report to Shareholders for the year ended December 31, 2018 (which is not a part of our proxy solicitation materials) is being mailed to our shareholders with this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2018, without exhibits, is included with the Annual Report to Shareholders.

By Order of the Board of Directors

Peter J. Biere

Chief Financial Officer, Secretary and Treasurer

Bellevue, Washington

April 29, 2019

BSQUARE VOTE

FORGING SMART CONNECTIONS

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2019 Annual Meeting Proxy Card

1. Election of Directors:

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B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

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MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext MMMMMMMMM MR ASAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 4 and ONE YEAR for Proposal 3. 1. Election of Directors: + For Withhold For Withhold For Withhold 01 - Davin W. Cushman 02 - Mary Jesse 03 - Robert J. Peters For Against Abstain 1 Year 2 Years 3 Years Abstain 2. TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF 3. TO RECOMMEND ON AN ADVISORY BASIS THE THE COMPANY'S NAMED EXECUTIVE OFFICERS. FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. 4. TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UPTOACCOMMODATE C 1234567890 JNT 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND 1UPX 416229 MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND MMMMMMM + 0313FE

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext MMMMMMMMM MR ASAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 4 and ONE YEAR for Proposal 3. 1. Election of Directors: + For Withhold For Withhold For Withhold 01 - Davin W. Cushman 02 - Mary Jesse 03 - Robert J. Peters For Against Abstain 1 Year 2 Years 3 Years Abstain 2. TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF 3. TO RECOMMEND ON AN ADVISORY BASIS THE THE COMPANY'S NAMED EXECUTIVE OFFICERS. FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. 4. TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UPTOACCOMMODATE C 1234567890 JNT 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND 1UPX 416229 MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND MMMMMMM + 0313FE IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Bsquare Corporation + Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 11, 2019 The undersigned holder of common stock of BSQUARE Corporation, a Washington corporation (the “Company”), hereby acknowledges receipt of the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Ralph C. Derrickson and Peter J. Biere, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 11, 2019 at 10:00 a.m. local time at the Company’s offices at 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.  THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THE ACCOMPANYING PROXY STATEMENT; (2) FOR THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT; (3) FOR “ONE YEAR” ON THE ADVISORY VOTE REGARDING THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION; (4) FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019; AND (5) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. +